CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement 333-267429 on Form N-2 of our report dated February 23, 2023, relating to the financial statements and financial highlights of BlackRock Debt Strategies Fund, Inc. appearing in this Annual Report on Form N-CSR for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 3, 2023